The Tax-Exempt Bond Fund of America
July 31, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$252,498
Class B	$127
Class C	$9,193
Class F-1	$37,801
Class F-2	$53,592
Total	$353,211
Class R-6	$10,839
Total	$10,839
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.4125
Class B	$0.3149
Class C	$0.3088
Class F-1	$0.3924
Class F-2	$0.4303
Class R-6	$0.4443
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	709,923
Class B	240
Class C	38,592
Class F-1	38,634
Class F-2	214,946
Total	1,002,335
Class R-6	29,153
Total	29,153
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$13.40
Class B	$13.40
Class C	$13.40
Class F-1	$13.40
Class F-2	$13.40
Class R-6	$13.40